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                                                                 EXHIBIT 99.1





                                          FOR IMMEDIATE RELEASE

For further information contact:
William B. Ruger, Jr.      603-863-3300
Erle G. Blanchard          203-259-7843
Stephen L. Sanetti         203-259-7843


                     STURM, RUGER & COMPANY, INC. REPORTS

                   MANAGEMENT REORGANIZATION, THIRD QUARTER

                            EARNINGS AND DIVIDEND


         NEWPORT, NEW HAMPSHIRE, October 24, 2000--Sturm, Ruger & Company, Inc. (NYSE-RGR), the nation's largest producer of firearms, today reported at the regularly scheduled meeting of the Board of Directors, that William B. Ruger has announced his retirement as Chairman of the Board of Directors, Chief Executive Officer and Treasurer, effective immediately.

         Mr. Ruger directed the growth of the Company from its incorporation in 1949 to its current position as the nation's largest producer of sporting firearms. Mr. Ruger intends to remain on the Board of Directors as Chairman Emeritus and as a Director and will serve as a consultant to the Company.

         In accepting, with great reluctance Mr. Ruger's resignation as Chairman, the Board formally recognized the immense contributions he has made to the Company throughout its 51-year history, and his many years of service in providing the citizens of America with the highest


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Sturm, Ruger earnings page 2

quality sporting firearms. The Company will continue to value his wisdom and counsel as it moves into the 21st century.

         In related actions, the Board announced the following management promotions effective immediately. Mr. William B. Ruger, Jr. was elected to the position of Chairman of the Board of Directors and Chief Executive Officer. Mr. Stephen L. Sanetti was elected Vice Chairman, Senior Executive Vice President and General Counsel. Mr. Erle G. Blanchard was elected to the position of Vice Chairman, President, Chief Operating Officer and Treasurer. The Board also voted to increase the number of Directors to ten and elected Mr. Blanchard as a Director of the Company.

         The Company also reported today third quarter results, with net sales of $43.0 million compared to $55.4 million in the third quarter of 1999. Net income for the quarter ended September 30, 2000 totaled $4.6 million or $0.17 per share versus $7.0 million or $0.26 per share in the comparable quarter of 1999.

         For the nine months ended September 30, 2000, net sales were $151.9 million and net income was $19.6 million or $0.73 per share. For the corresponding period in 1999, net sales were $181.4 million and net income was $22.9 million or $0.85 per share.

         Today the Board of Directors declared a regular quarterly dividend of $0.20 per share on the Company's issued and outstanding shares of common stock. This cash dividend will be paid on December 15, 2000 to stockholders of record as of December 1, 2000.


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Sturm, Ruger earnings page 3

         As reported earlier this year, the growth in firearms shipments experienced during 1999 has not been sustained in 2000. The unusually high 1999 shipments reflected the significant demand for 50th Anniversary products. Unfortunately, those levels were not sustained in 2000 with the exception of double action and single action revolvers, whose shipments increased 17% over the third quarter of 1999. This was due in part to the popularity of the Ruger Super Redhawk .454 Casull hunting revolver, whose availability was limited during 1999. The Company remains committed to its goal of meeting the long-term demand for high quality sporting firearms and expects that the market conditions for these products may, in fact, improve as we move further into the traditional fall hunting seasons. The investment casting segment has attracted additional customers to utilize some available production capacity. While this effort is ongoing, the segment remains profitable.

         The Company was not served with any additional municipal lawsuits during the quarter and, in fact, in September 2000, a lawsuit filed by the City of Chicago against the Company and other firearms manufacturers, as well as portions of the consolidated cases of the State of California, were dismissed by judges who appropriately applied the law. In addition, on August 11, 2000, the Ohio Court of Appeals, First Appellate District, affirmed the trial court's dismissal of the City of Cincinnati lawsuit. The Company will continue to vigorously contest these ill-conceived and unfounded legal actions. On a related front it is gratifying to see reports clearly indicating the continuing long-term decline in crime for every region of the nation, in suburbs, rural areas and cities of all sizes, accompanied by decreases in firearms accidents.

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Sturm, Ruger earnings page 4

         Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.

         The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.



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